Exhibit 99.1

Contacts:

Ligand Pharmaceuticals Incorporated	Lippert/Heilshorn & Associates
John L. Higgins, President and CEO or	Don Markley
Erika Luib, Investor Relations	dmarkley@lhai.com
(858) 550-7896	(310) 691-7100

Ligand Acquired Milestone and Royalty Interest

in AstraZeneca IL-9 Program for Asthma

SAN DIEGO (May 21, 2010) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announced today that it has purchased from the Genaera Liquidating Trust certain intellectual property and interests in future milestones and royalties for MEDI-528, an IL-9 antibody program under development by AstraZeneca’s subsidiary, MedImmune. MEDI-528 is currently in a 320-patient Phase II study for moderate-to-severe asthma.

Ligand paid $2.75 million to the Genaera Liquidating Trust in connection with the purchase. This opportunity arose from initial diligence and work conducted by Biotechnology Value Fund, L.P. (BVF). As part of this transaction and a result of BVF’s contributions, Ligand entered into a separate agreement with BVF and certain of its affiliates, whereby BVF and Ligand will share the purchase price and any proceeds from the deal equally. Accordingly, BVF has paid Ligand $1.375 million.

“We believe the IL-9 antibody program could provide a significant revenue stream, if MedImmune’s development and commercialization efforts are successful, as it is potentially a blockbuster drug being developed by a premier pharmaceutical company,” said John L. Higgins, President and Chief Executive Officer of Ligand Pharmaceuticals. “This unique transaction is in alignment with Ligand’s business model in that it adds another possible lucrative royalty stream from what we believe is a high-quality asset. Ligand is committed to constantly exploring and executing business arrangements that deliver long-term value to our shareholders. We are pleased BVF chose to partner with Ligand and recognized the value we added to the transaction.”

About MEDI-528

MEDI-528 is a humanized antibody targeting IL-9, which is a member of a family of inflammatory signaling molecules known as interleukins. Several of these interleukin molecules, including IL-9, are thought to play an important role in the pathogenesis of asthma. MEDI-528 is an example of a new generation of asthma medicines designed to target underlying interleukin signaling pathways. IL-9 is thought to be an especially attractive target because it has been demonstrated to be one of the early initiators of multiple interleukin signaling events, making its inhibition with MEDI-528 potentially broad in its impact on asthma symptoms. The treatment needs of moderate-to-severe asthmatics create a multi-billion dollar market as of today with new therapeutic options in high demand. MEDI-528 was originally identified by the Genaera Corporation and then licensed to MedImmune in 2001. After AstraZeneca’s acquisition of MedImmune in 2007, AstraZeneca continued to support this program by initiating a 320-patient Phase II study in 2009 for MEDI-528.

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients for a broad spectrum of diseases including hepatitis, muscle wasting, Alzheimer’s, inflammatory diseases, anemia, COPD, asthma, rheumatoid arthritis and osteoporosis. Ligand’s proprietary drug discovery and development programs are based on advanced cell-based assays, gene-expression tools, ultra-high throughput screening and one of the world’s largest combinatorial chemical libraries. Ligand has strategic alliances with major pharmaceutical and biotechnology companies, including GlaxoSmithKline, Merck, Pfizer, Roche, Bristol-Myers Squibb, and Cephalon and more than 30 programs are in various stages of development by its partners.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, we may not receive expected royalties or research and development milestones on MEDI-528 or any other partnered products, and we will be dependent on the efforts of third parties to realize any anticipated benefits from the MEDI-528 program. In addition, there can be no assurance that Ligand will deliver value to its shareholders over the long-term, that Ligand will receive any milestones or royalty payments related to MEDI-528, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, or that there will be a market for such product(s) if successfully developed and approved. In addition, Ligand may not be able to successfully implement its strategic growth plan or continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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